EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Diebold, Incorporated:
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.33-32960 and 333-162037) of Diebold, Incorporated of our report dated June 28, 2010 relating to the financial statements of the Diebold, Inc. 401(k) Savings Plan, which appears in this Form 11-K.
BOBER, MARKEY, FEDOROVICH & COMPANY
Akron, Ohio
June 28, 2010